Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

CHICAGO BRIDGE & IRON COMPANY N.V.
THIRD QUARTER PRE-EARNINGS CONFERENCE CALL
5:00 PM Eastern Time
Thursday, October 16, 2008
Moderator: Philip Asherman

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

OPERATOR:	Good afternoon. My name is Stephanie, and I will be your conference operator today.

At this time, I would like to welcome everyone to the CB&I Third Quarter Pre-Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press Star, then the Number 1 on your telephone keypad. If you have already done so, please press the pound sign now. Then press Star 1 again to ensure your question is registered.

Before beginning today’s conference call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable, but are subject to a range of uncertainties and risks and are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any statement.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Thank you, Stephanie.

Good afternoon. Thank you for joining us. With me today is Ron Ballschmiede, CB&I’s Chief Financial Officer. Ron and I will take turns making some prepared remarks, and then we will open the call to your questions.

I would like also to note that today’s presentation has a series of slides. If you

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

haven’t seen them already, they are at CBI.com, and this webcast will also be archived. This is the first time we have used slides, so bear with me, if you will.

Over the past, certainly the last couple months, we have had a number of questions and inquiries regarding certain impacts to our company, to the quarter, relative to I think what have been some fairly consistent themes, certainly considering right now we took our second quarter on the U.K., many questions around the progress of those jobs, since Hurricane Ike, a lot of questions regarding impact on our facilities and our projects and certainly our forecast.

We are going to talk a little bit about end markets as well, certainly as it relates to today’s economic climate, the prospects going forward. We want to try to give you a sense of our analysis relative to any potential risk or opportunity going forward and certainly our confidence in our outlook for the rest of the year and in 2009.

Then Ron will give you an update on our credit facilities relative to CB&I, and then we will summarize and open up the call for questions.

So let me begin with U.K. projects. If you recall second quarter, we took a write-down for those projects, I think in the neighborhood of $254 million. I think the important discussion around that in terms of outlook was that we told you that there were three to four months of spend, heavily concentrated spend to get us to an important milestone relative to receiving first gas.

Looking out in this quarter, quite honestly, the run rate on a month-by-month basis has essentially been fairly close to what we expected. The difficulty has been and what has changed since second quarter is the schedule slippage, and there’s a couple of reasons why.

When we anticipated the spend going forward on cost to complete, we assumed during this period before ready for first gas, certainly weather delays. When we look at that time of the year and what we expect to experience, the assumption of seven days or so would be a reasonable assumption. That was incorrect. We

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

experienced actually close to 30 days of lost work because of the weather.

Now, that has a compounding effect because the activities we expected to perform in the days where we expected good weather are now going to have to be performed in what has been historically more severe weather, and certainly, that affects productivity, and we built that into our new forecast going forward.

The second event which occurred during this period, which was unanticipated, was the default of a major contractor. This contractor was involved in our electrical and instrumentation, which is a critical activity relative to commissioning the plant. They defaulted. It was a lump-sum contract. We had to bring on another electrical contractor on a different commercial basis and certainly significant premiums associated with that new work.

So those two events were primarily responsible for the additional cost going forward, but again, the premise is still the same. The cost is affected by the schedule slipping to the right, and looking at all these impacts, we are now saying that our original forecast to get to this critical milestone will be approximately two months later than what we originally anticipated on second quarter.

Before I get into this Hurricane Ike, let me just say a word about Isle of Grain. Actually, the charges in Isle of Grain are fairly nominal. I think when we talked about U.K. projects going forward, we will be talking about South Hook, but again, we anticipate that the Isle of Grain project is fairly much on track.

We did have the same subcontractor that was working on South Hook working on Isle of Grain, but his work was essentially completed at Isle of Grain, so very little impact there, but we expect to hit the ready for first gas milestone as originally projected.

Looking at Hurricane Ike, I just wanted to give you an update there. Certainly, it was a significant impact on us. I will say that we were able to respond with a very effective emergency response team. I am very happy to say that we had no reported injuries of any of our employees, and certainly, the communication, the ongoing management of all of the critical functions in the company continued

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

during this period of time, but the direct impact from that hurricane affected approximately 17 facilities, including offices, projects, and fabrication facilities throughout Texas.

The two that certainly you might be focused on is our Golden Pass project and our Island Park facility. Our Island Park facility was probably up to around 70 percent and operational within a week or so, and I am pleased to report that it is 100 percent operational now.

The Golden Pass project was hit pretty hard. I mean we had, at Sabine Pass, surges of 16 to 18 feet. The entire site was flooded. The major structures in terms of the tanks and the structural steel were still there, but it has essentially halted all work as of today. The work that is proceeding is some of the marine works, some foundation work, but essentially, all the major work has been suspended until we get the project assessed and analyzed and reset the targets going forward.

Ron, do you want to say anything about financial impact from Ike?

RON BALLSCHMIEDE:	Sure. We expect that the total financial impact from Ike for the full year to be in the range of $6 million to $8 million or 4 to 5 cents. The majority of that cost was in the third quarter for the repair work and the clean-up work that we did at all of our facilities up until we hit the deductible levels of our insurance coverage and our indemnity clauses in our contracts.

In addition, we expect to see approximately $100 million of revenues that we expected in the fourth quarter to be deferred until 2009. That is predominantly revenues from the Golden Pass work as the site investigation and evaluation continues, and that shift of $100 million will really have a minimal impact on our profitability in the fourth quater.

PHIL ASHERMAN:	Thank you.

Let’s talk a moment about end markets, again, a lot of questions about our prospects going forward pertaining to any risk that we see in the financial structure of these projects, as well as just our confidence in hitting our

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

guidance we have given for the year.

First of all, let me just say that our conclusion is — and today, we have had no project cancellations from our backlog for any reason having to do with financing. We have had one prospect postponed that we were looking at before the end of the year. That was a project by an independent refiner of fairly major value, but again, depending on project financing, it will not go forward. That is the only prospect that we have had to postpone.

We looked at, going forward at least through the second quarter of ‘09, all the prospects that we had relative to the types of customers because I think that is certainly relevant when we look at the use of outside financing.

As you can see from this slide, predominantly our projects come from national oil companies and integrated oil companies who rely primarily on their balance sheet to fund their projects. The rest is split out between terminals, utilities, independent refineries, independent producers, developers, and certainly petro chemicals, arguably some risk from project finance if that was a predominant part of our process. As you can see, most of our prospects going forward is not dependent on outside financing.

We also looked at the geographic region of our prospects through half of next year, heavily concentrated certainly in our Europe, Africa, Middle East, and I would say that concentration more focused on Middle East than perhaps Europe, certainly 22 percent in North America, and the two other regions, the concentration is split fairly evenly between South America and Asia Pacific.

If you look at our end markets regarding market sector, again, this distribution is fairly consistent with what we have talked about previously, 51 percent of our prospects going forward in energy processes, LNG 26 percent, and the rest, remainder of steel plate structure.

It is a little bit different from what you see from a revenue picture that we have talked about. Historically, we have been looking at roughly 40 — 45 percent from

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

LNG, 30 — 35 percent in energy processes, refining and so forth, and the rest in remaining structure. And when we look at revenues and going forward, that distribution is shifting somewhat, but generally, it is certainly in the same areas and distribution of work and split between international and U.S. work.

Then I think probably going to the next one, the two most important questions, project financing, projects that were subject to project financing, as well as timing, but again, as the footnote says, 67 percent of our clients expected to finance most or some of the work from their balance sheets. We believe that 71 percent of the prospects we see through the middle of next year appear to be on schedule to be awarded as we predict. We may have some slippage in around 24 percent, but not necessarily out of the first half of 2009.

So the conclusion being, well, there is also a lot of the singles and the doubles of new awards that we hit quarter by quarter, and again, that consists, comprises 30 percent of our quarterly new awards, with a value less than $40 million, and of course, these small capital projects generally do not require any project finance. And then our technology business generates about $500 million annually in revenue, and we don’t see any significant change in that return.

So, when you think of our prospects going forward, again, in conclusion, the majority is certainly on schedule to be awarded. Of course, when you are talking about large contracts and large projects, the risk tends to be in timing more than it does in actual approval of the work. That certainly happens long before you get to the contract, but 67 percent is balance sheet, finance, national oil companies, integrated oil companies, energy process projects, and certainly the rest in the Middle East.

So, in summary, certainly, we feel that our prospects going forward into ‘09 are solid. If you look at the new awards we anticipate for the rest of the year — and we will get a little more descriptive when we have our earnings call, but generally, they fall into about four major categories. We expect a good portion from new nuclear orders before the end of the year. There’s some large international refinery work which will comprise almost half of the $3 billion left to go in

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

new awards.

We have got a number of jobs in refining and LNG peak shaver-type projects, which we have been in FEED studies, which we expect to convert to EPC before the end of the year. There’s about $350 - $400 million of high-probability bid prospects that we expect to be awarded before the end of the year, and then again, all other which, again, is our singles and the doubles that we traditionally get every quarter.

So bottom line is I think we have a high degree of confidence in our new award forecast going forward. The risk would be more timing than absolute approval or risk of jobs being canceled, and so we wanted to share that with you.

The other theme and the questions we have is around our financial strength and liquidity, and I will let Ron talk to you about that.

RON BALLSCHMIEDE:	Thank you.

Well, given the current turmoil in the markets, we certainly wanted to take this opportunity to emphasize CB&I’s financial strength and bring you up to speed. Really, the end answer is not a whole lot is new. Our balance sheet remains strong. We continue to have a cash position which exceeds our total borrowings.

We are in compliance with the covenants associated with our credit facilities. I would also like to note that without exception, every syndicate member of our $1.1 billion credit facility continues to be a full participating member.

Beyond our $200 million of long-term loan facility, which we used for the acquisition of Lummus this past November, we have no other long-term debt, and we didn’t have any outstanding borrowings from our revolver at the end of the third quarter.

In summary, facilities are in place to support our working capital needs and future letters of credit requirements, and we continue to utilize our revolving credit facility in the normal business, for normal business operations, and achieve good cash flows.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

Phil?

PHIL ASHERMAN:	Thank you.

Well, in summary, again, we wanted to express our confidence in our end markets, the market sectors that we serve, and the geographic markets that we work in.

I think what you are going to see — and we will talk about this a little more specifically during our earnings releases — strong backlog performance, excluding the U.K. projects, but I think what you are going to see and what we are very pleased at seeing is across the board on our projects, good returns and good project performance.

Our credit facility is intact, our balance sheet is intact, and again, as far as Hurricane Ike, we hope we are done for the year, and we haven’t seen any significant impact from Ike. And we will certainly keep you apprised of any changes at Golden Pass as we know about them.

So, with that, those are the main areas we wanted to talk with you about today, and we will be happy to take any questions.

Stephanie?

OPERATOR:	At this time, I would like to remind everyone, in order to ask a question, please press Star then the Number 1 on your telephone keypad.

Please hold for your first question.

[Pause.]

OPERATOR:	Your first question comes from the line of Andrew Kaplowitz with Barclays.

PHIL ASHERMAN:	Hello, Andy.

SHOU QUO	Hi. This is actually Shou Quo in place of Andy Kaplowitz.

PHIL ASHERMAN:	Oh, I’m sorry. Good afternoon.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

SHOU QUO	Good afternoon.

So is your confidence on future prospects dependent on any views of how long the current credit crisis lasts, or do you think that the crisis should not have a large impact on your business regardless? And to that, if the credit crisis actually sustains or worsens for a longer period of time, do you expect any direct slow-down in new orders or cancellations, as opposed to today where you see only one major one?

PHIL ASHERMAN:	Well, we have been very careful to look at our analysis on the projects that we know about. I mean, certainly, we can all speculate on what will happen to capital expenditure relative to changes in oil prices, gas pricing, the credit crisis, and a number of other external variables we can’t control.

So, when I talk about our view on this, just as we do our forecast and our sales, it relates to the work that we actually see and know about. We are not trying to anticipate or speculate market conditions or other variables, except what we just know about.

We tend to be, as you know, fairly counter-cyclical to many economic situations — impacts, rather, because most of the capital projects, especially the ones funded off balance sheets, they have been committed to a year or two years ago, and we have not seen any cancellation of backlog, which would be the first, I think, critical issue, and we have tried to keep our horizon for this analysis fairly conservative to the middle of next year.

Now, having said all that, you know, with the reduction in the oil prices, I guess around — is it $70 today, that would seem to still fall within the range of economic feasibility for most of the work that certainly we get involved in and the gas prices. Notwithstanding a meltdown, if you will, of the other economic factions around the world, you can only speculate that that would certainly — might slow down, but if you look at it just on the norms, what we were looking at before this credit tightening started, you know, supply and demand, and demand is still very strong out there.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

So we are optimistic based on what we know today is the best way I can tell you that.

SHOU QUO:	How far do you see those projects? You said something like the middle of next year?

PHIL ASHERMAN:	Well, we have got a longer view than that. I try not to get — because the longer the view you have in terms of prospects, the data becomes a little tougher to deal with, but based on what we say today, we have got a pretty good three-year outlook on most of the prospects that we have in there in terms of what is addressable market.

But for today’s call and what we are talking about relative to this credit tightening and financial impact potential, we wanted to keep that fairly conservative, but generally, we can look at a good three years and see what trends are out there and who is spending money.

SHOU QUO:	Got you. Another question is, how sustainable is the licensing business in terms of consistency of revenues as compared to the rest of your business and especially during this time?

PHIL ASHERMAN:	Well, that is very sustainable. I mean the licensing is reoccurring. Certainly, even the catalyst sales, I guess if there were risk in that, it might be on the heater sales, those type of things, but those are fairly long term and reoccurring. So we don’t see much risk going forward on those issues with technology.

SHOU QUO:	And your technology patents, like how far dated are they in terms of when do they expire and from that perspective?

PHIL ASHERMAN:	Yeah. Let me hold on that and give you a better answer during the earnings call or before that, because we really hadn’t thought of it in those terms, and see if there is something that I can give you a better sense of term on that, because we talk about the length of that, but we really haven’t — we haven’t really given you a rise on that, but they are very long term, but it certainly isn’t in perpetuity. But let me see if I can get a better answer for you for that.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

SHOU QUO:	Okay. Fair enough.

I have one last question. Are there any progress on the Cartagena refinery in Colombia because of the —

PHIL ASHERMAN:	Yeah. That is one that we are hoping is going to be signed before the end of the year. As you know, we have been working for over a year now on preliminary engineering, planning, scoping, and pricing. We are getting close to the end here as far as agreement on terms. So that certainly is one that we hope will be in the backlog before the end of the year, and we haven’t seen anything to change our mind on that.

SHOU QUO:	Are you bidding on that contract, or are you slated to get that project?

PHIL ASHERMAN:	You know, most of these major contracts, some are on a bid basis, certainly in the Middle East. A lot of the other contracts, like we have experienced in Peru and elsewhere, you always have the pressure of competition, but more and more owners are looking at qualifying specific contractors working through a preliminary planning phase with certainly off ramps for everybody at various times if they don’t meet the requirements of the job and then negotiating the terms of the contract, and on most of the major projects, that seems to be more the case than not.

SHOU QUO:	Okay. Thank you.

PHIL ASHERMAN:	You’re welcome.

OPERATOR:	Your next question comes from the line of Jamie Cook with Credit Suisse.

JAMIECOOK:	Good evening.

PHIL ASHERMAN:	Good evening.

JAMIECOOK:	Two clarifications, and then I have one real question. One, you said South Hook first gas will now be two months later. Correct?

PHIL ASHERMAN:	Yes.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

JAMIE COOK:	And I am just trying to get a feel for the assumptions that you’re using.

PHIL ASHERMAN:	Yeah. Let’s back up a little bit.

When we looked at May, we were talking I think originally to end of September.

JAMIE COOK:	Yep.

PHIL ASHERMAN:	Yeah. And now we are looking first week or so in December.

Now, that is what we are seeing. However, we are working towards earlier dates than that. I mean we are —

JAMIE COOK:	I guess the likelihood is I am trying to get the feeling for, you know, the potential for this project. I know there’s stuff you have to do afterwards in ‘09, but to get to first gas, whether that sort of starts to bleed into 2009.

PHIL ASHERMAN:	Well, this is our plan. It is to keep whatever this cost is contained here and before the end of the year. It is driven by the requirements of the job, and certainly, as we have talked about, the spend goes — decreases significantly. From just on a head count basis, we go from over 2,000 people to fewer than five hundred, and the spend, more than halves, I think, in successive months. So that is our intent.

We feel pretty good about where the installation is going, the mechanical work. This subcontractor default was a problem, and we are trying to pick up the pace on that.

So we are planning. We are costing out, trying to assume probabilities of completion, but we are working hard towards an earlier date than what I stated.

JAMIE COOK:	And then I know you talked about the one larger refining project sort of getting pushed to the right and your award forecast as of the second quarter was $6.5 to $7 billion. What is your new award forecast now? Did you give that?

PHIL ASHERMAN:	We’re not changing our forecast right now. We are still doing that.

You know, when we look at our forecasts, most of those are factored on some basis of probability. We were just looking at the absolute numbers, and certainly

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

that one was an obvious one in terms of canceled projects and project finance.

JAMIE COOK:	But the fact that you are not lowering it, that makes me think you think you have a shot of making that award forecast.

PHIL ASHERMAN:	We do.

JAMIE COOK:	Okay. And then my last real question, you know, on the last earnings call, people were trying to figure out — I mean, you know, South Hook is something that has lingered on, but we are trying to figure out what normalized earnings for Chicago Bridge & Iron would be once these projects sort of end, and so I think on the last conference call, you alluded to, you know, a $3 for 2009 wasn’t unreasonable, and I guess as I sit here today with South Hook where it is and with some of the other projects that people are concerned about, whether it is Peru or Chile, how do you feel about sort of that backing-out charge as sort of a $3 number?

PHIL ASHERMAN:	We will get into that more descriptively over the earnings call, but just in today, what we are seeing is that is still a pretty good assumption. The [inaudible] number excluding the U.K. projects, the returns are looking pretty good.

JAMIE COOK:	Okay. Thank you.

PHIL ASHERMAN:	So, hopefully, we are going to be able to give you a pretty good idea, so you will be able to bake that in going forward.

JAMIE COOK:	I appreciate it. Thanks.

PHIL ASHERMAN:	Right.

OPERATOR:	Your next question comes from the line of Barry Bannister with Stifel Nicolaus.

PHIL ASHERMAN:	Hello, Barry.

BARRY BANNISTER:	Hi, guys.

PHIL ASHERMAN:	I thought you were traveling?

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

BARRY BANNISTER:	If I look at the other projects in the backlog, the one that everybody is concerned about, because we all, more or less, draw a line between the projects booked when you were CEO and the projects booked before you took over, Peru is one that we have wondered about. I know that it was largely procured and well along in construction the last quarter. Can you give us any update on whether there is any cause for concern there?

PHIL ASHERMAN:	We were going to go into much more description on that on our earnings call, Barry, but it is not an impact relative to the issues talked today. We are still on track for that job.

We are past the halfway point on the job. So there is nothing new to tell you. It is on track and performing well.

BARRY BANNISTER:	And then as regards to South Hook, warranty issues post completion, given the weather and reliance on subs, are you going to be on the hook for a long-tailed liability related to warranties and other?

PHIL ASHERMAN:	We certainly looked at — well, we certainly looked at warranties, but — or potential issues with subcontractors and have that included in our forecast.

BARRY BANNISTER:	On that forecast, though, I believe I heard you say that you had assumed seven out of — seven days of the month would be —

PHIL ASHERMAN:	Yeah.

BARRY BANNISTER:	— adversely affected by weather. Now, that was in the third quarter.

Here we are in the fourth quarter. Presumably, the weather at South Hook is not going to get better.

PHIL ASHERMAN:	Yeah.

BARRY BANNISTER:	How unrealistic was your old estimate in retrospect, and then are you still being unrealistic regarding the weather at South Hook?

PHIL ASHERMAN:	Well, you can only go by what the historical information tells you, you know, and

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

experience, again, the assumptions looking at — I mean seven days on a job that size is a pretty big swing, as you well know, but 30 days would have been excessive. I think that would have surprised anyone based on what we know.

We are not taking an optimistic view on the remaining days of the year and have that built into our forecast.

As I said, the impact on labor, on the weather, has a compounded effect because the same activities that you expected to have in good weather are now going to be slowed down in questionable weather. So your productivity factor is going to be adjusted accordingly. So that is an impact when you have got that many people.

BARRY BANNISTER:	Then lastly, what gives you confidence that you will get a flood of orders in the last 45 days of this month?

PHIL ASHERMAN:	Well, we’ve done it before. I think if you looked at — even if it was last year. We tend to be either back end or front end loaded, and I think probably the front end on some years is only because the back end timing didn’t work out the previous year, but it seems to line up with the way capital expenditure planning goes with those large jobs. I don’t know if it’s a flood, but it sure is several.

Again, a lot of these projects have been working towards the year. So, if you look at the singles and doubles, the 85 kind of projects we get in a quarter for smaller work, that is a continuum, but there is the nuclear work which will be a block of orders. There’s probably two or three refining LNG-type FEED things that are converting, and of course, the big job in Cartagena. So we are either going to be at the ragged edge at the bottom of that range probably or exceed it significantly, but again, I think that, Barry, when you look at that —

BARRY BANNISTER:	The capital budgeting managers have a use-it-or-lose-it view of their budgets, and so —

PHIL ASHERMAN:	Exactly. And I think too, most of those — and we found ourself in this before with some of the LNG work, as you know. Again, the risk on the larger jobs is more

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

timing of just getting the contract signed than it is actual going forward, but we will keep you apprised of that.

BARRY BANNISTER:	Thank you.

PHIL ASHERMAN:	You’re welcome.

OPERATOR:	Your next question comes from the line of Scott Levine with J.P. Morgan.

PHIL ASHERMAN:	Hello, Scott.

RODNEY CLAYTON:	Hi. It is Rodney Clayton. How are you?

PHIL ASHERMAN:	Okay, Rodney.

RODNEY CLAYTON:	Good. A couple questions. First, the $80-million charge you are going to take at South Hook, is that inclusive of any penalties that you might have to deal with as a result of a tardy completion date, or is that just for all the other factors with the contract and things like that?

PHIL ASHERMAN:	Yeah. I will let Ron address it as far as the tax implications there or lack thereof, but as far as penalties in the contract, we certainly don’t anticipate that. We have had no conversations about damages relating to schedule.

The schedule is moved. We are working in accordance with the owner’s desire for their whole supply chain. So we don’t anticipate that we are going to need to incur additional cost beyond just the cost of the work.

RODNEY CLAYTON:	Okay.

RON BALLSCHMIEDE:	I would just add that you will notice that in the quarter that we expect to get minimal tax benefits out of our loss, our charge for the U.K., and that is really the result of the cumulative position that we are in.

We have a nice profitable engineering business in the U.K. However, given the magnitude of the losses that we have had on the two projects, we have found it prudent to stop benefitting those losses beginning in the third quarter.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

So, essentially, you get a minor amount of benefit through the other operations in the country, but until we get done with this project, we will continue to not benefit the losses, and that is why you see the $86 million charge results in 85 cents a share, and we have about 96 million shares outstanding. So that is the math behind that.

RODNEY CLAYTON:	Okay. All right. And then secondly, what worries you more with regard to future project outlook? Is it the credit crisis and the ability for your customers to get financing, particularly for some of the larger projects, or is it oil and gas prices kind of dipping below levels at which your customers run, you know, their rates of return calculations?

PHIL ASHERMAN:	Just at face value, I would have to say the latter.

I mean where we look at who our customers are — and that, again, was the analysis that we had tried to go through to see how much risk and how susceptible our projects were to credit and off-balance sheet financing, but certainly, the price of the oil and the sustainability of that pricing is going to be important longer term.

You know, when there was the original cycle years ago, those parameters for capital expenditure used to be $18 to $30 in terms of economic feasibility. There’s some that would say — and again, you will need to talk to the producers for this range, but there’s some that say that you get into some of the bottom-of-the-barrel processing and the oil sands jobs are still viable at $30 a barrel. I don’t know, but I think certainly $70/$50, $50/$70.

We haven’t seen it. We haven’t seen any cancellations. We have had no discussions with our owners. All the capital projects that we have on our books are going forward. So that is all I can deal with as far as what we know, and then you can speculate beyond that, but we haven’t seen — in these ranges, we have not seen any cancellations.

RODNEY CLAYTON:	Okay. All right, fair enough. Thank you for your time.

PHIL ASHERMAN:	All right.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

OPERATOR:	Your next question comes from the line of Avi Fisher with BMO Capital Markets.

PHIL ASHERMAN:	Good afternoon, Avi.

AVI FISHER:	Good evening. Thanks for taking my question.

Because of the way you have, quote, “de-risked” your backlog, do you have any benefits from lower material costs on other projects in your backlog?

PHIL ASHERMAN:	Because of the way we de-risk our — well, I guess we would.

You know, we’ve seen, I think what you are referring to is, a reduction in some of the commodity in the steel pricing over the past, I guess special cap in last couple months.

We have been working pretty diligently to make sure that our risk around that was either protected through normal escalation, validity pricing, and contingencies on the jobs that we couldn’t get risk-sharing with our owners.

So then the prices come down. I think, you know, we are going to have to take that on a project-by-project basis, but certainly, I think it is good news as far as one of the external factors that are going to encourage or discourage capital spending.

The owners were certainly incorporating and stabilizing the commodity prices, steel prices. The problem for the contractors, though, was not the absolute price, but the amount of risk premium you would have to include in your lump-sum pricing on the volatility of those commodities and steel.

So stabilizing and reduction is certainly good for us. On a reimbursable contract, you don’t get much reward for just buying materials. So it is really service content at that point. So it is pretty much a push, I think, in terms of the type of contract it is.

RON BALLSCHMIEDE:	And certainly, the volatility is not our friend, to go up or down. So we tend to try and lock in on a very significant portion of our material very, very early in the job, sometimes before we even sign the final agreement, and therefore, call it 80

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

percent of our buys, we have a pretty locked-in price. So, you know, declining prices will help us on a small part of the project, but we would much rather have just plain flat pricing and not the volatility which causes the uncertainty.

PHIL ASHERMAN:	I don’t think we are in a point — and probably won’t see it anytime soon — where buy-down of material becomes an opportunity for a contractor like us.

It used to be like that on smaller jobs and the volumes that we used to buy, but right now, it is pretty much more risk management, risk mitigation, than it is an opportunity in terms of bottom line.

AVI FISHER:	Got you. On your new awards — and again, just to circle back as sort of a benchmark you put out there, the $4 billion to $4.5 billion in the second half of the year — it seems like you were touching on some of the end markets, and I wonder if you could give a little bit more color on those expectations between nuclear, refinery, LNG, and other in sort of how that $4 billion to $4.5 billion, you are expecting it to shake out.

PHIL ASHERMAN:	Well, we are over $3 billion now. The bottom of that range was I think 6.5 in terms of a guidance.

AVI FISHER:	You are over $3 billion for the second half or —

PHIL ASHERMAN:	For year to date. For year to date, yeah.

AVI FISHER:	Right.

PHIL ASHERMAN:	So it is not unprecedented that we would have that level of new award activities in the last part of the year, but it is dependent on some major things occurring and projects that we have confidence in.

Again, we have been talking about the containment vessel orders for Westinghouse continuing. We already have an agreement. It is a matter of them issuing the orders. We feel confident that we will be able to report and add to our backlog, some more of that work.

As far as the refinery work, it is really split between U.S. refinery work, but

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

certainly, the large component of that is refinery expansion that we are looking at in South America. That is work that we have talked about. We are doing the preliminary engineering and the planning for that, and we expect that to be signed and into our backlog by the end of the year, FEED work that we are converting to EPC, and then all others.

So, when you add up all that work, it gets us pretty close to around the bottom end of that range that we gave for guidance for new awards.

AVI FISHER:	Got you. And just trying to shake out, again, you are talking about you have your chart on page Slide 9, Project Award Time, roughly 71 percent okay, the other 30 percent either suspect or postponed.

Although you are not changing the guidance, can we articulate that percentage to the 4 to 4.5, or does that apply to a different number?

RON BALLSCHMIEDE:	That is really all of our prospects in our funnel —

AVI FISHER:	Got you.

RON BALLSCHMIEDE:	— that grew the second quarter of 2009.

Of course, we don’t have 100-percent hit rate. Wish we did. So that is a very large population of projects.

AVI FISHER:	Got it.

PHIL ASHERMAN:	That’s right. We put it through a couple of filters. So you have got to kind of take separate to our forecast because I am not sure you can get there, but it is all work that we see, the universe of our projects, without a lot of factoring of probability, to see if there was any that were subject to project financing or timing issues, but that is about as good as you can take that. And again, as Ron said, we limited that to about the midway point of next year, just so we could deal with the data.

AVI FISHER:	Got you. I have just two more quick questions.

PHIL ASHERMAN:	Okay.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

AVI FISHER:	Because, again, getting back to the way you have sort of de-risked or changed the contract profile of your projects, can you talk about your ability to sort of rebuild your cash on your balance sheet once you are done with South Hook on elphant projects? Do those have the same cash generation profile? It seems like they are going to have different cash generation profiles as other projects.

PHIL ASHERMAN:	Yeah. I think, inherently, they do.

On fixed-price jobs, you have more of an opportunity to get more advanced payment, down payment, different cash, cash flow components. Reimbursable work, certainly you have got to work better terms than terms of zero-balance payments, those type of things. So it does have different characteristics. So it does change, but Ron?

RON BALLSCHMIEDE:	Yeah. I would just add we really have a nice mix right now of some lump-sum work continuing, some pieces of projects that are balanced with a hybrid-type methodology, and then even our cost reimbursable.

The legacy that we have, we will not take a contract that isn’t cash positive, doesn’t have an asterisk on it that says lump sum only. It includes our cost reimbursable work, and we have done a lot of educating for our people to demonstrate that that can be done, with the right combination of down payments and then, more importantly, diligence on advanced billing the month of work and making sure that we are not taking commitments without payments for it.

That model still results in a positive cash flow, but as Phil pointed out, you don’t have the large down payments on it.

So I think you will see, as I mentioned earlier, we are maintaining our cash position, give or take what we had at the end of the second quarter, and that is in a quarter where we obviously had very high spending in the U.K. for projects that are in a loss position, that we are not getting the cash in on.

So the cash flows of our organization continue to be good. We will look forward to not having to spend money on the U.K. projects here shortly and return back to our normal.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

PHIL ASHERMAN:	One of the things that I alluded to when we made the acquisition of Lummus is that, given the nature of their work and the reimbursability of their engineer work and so forth, just their model, as well as the difference in the technology, and then looking at CB&I and the predominance of the lump-sum turnkey work, and then on top of that, the variable about how the markets shift in oil and gas, major oil and gas projects, that we are working on looking at what the optimum mix may be given our skills set and geographic markets.

We are working on that now. I am not ready to share the conclusions with you, but as we get through our strategic planning this year, looking out forward, I am hoping by our first-quarter earnings call, I will be able to give you some insight on that because it is very interesting in terms of what we see as our sweet spot, and I think it goes back to what Ron is saying. It is not an absolute in any scenario, but it is an interesting mix.

I think if we can capitalize on that and given that the market demand is still out there, I think we will be able to continue to drive these margins to as much as we can.

AVI FISHER:	Well, thanks. I will turn it over.

PHIL ASHERMAN:	All right.

AVI FISHER:	Thank you.

OPERATOR:	Your next question comes from the line of Martin Malloy with Johnson Rice.

PHIL ASHERMAN:	Hey, Marty.

MARTY MALLOY:	Good afternoon.

On the graph or Slide 8, the 24 percent of the end market projects that you are tracking that are considered suspect, can you talk a little bit about what types of projects those are?

PHIL ASHERMAN:	Hang on. There is a problem with doing graphs, I guess. Which ones, Marty?

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

MARTY MALLOY:	The 24 percent that are listed as suspect in terms of the timing.

PHIL ASHERMAN:	Yeah. It would have been all of the market sectors, Marty. There is no particular project type that is subject to project timing.

I will get you the detail on that, but there is not a major project included in that. It is just the nature of the projects and what we see as development cycles and what might be of some risk on project timing, but it’s not — I wouldn’t say — of the chunks of work that I have described to get to the back end of our year, I would say they are not necessarily included in that 24 percent.

MARTY MALLOY:	Okay. And did I hear that South Hook is now expected to be completed the first part of December?

PHIL ASHERMAN:	What I think you heard was that when we took the write-off in the second quarter, it was predicated on a heavily concentrated schedule up to around the end of September, I think is what we talked about, and that we have seen those activities. We were working towards an earlier date, but we have costed the risk and the probability of exceeding that date by about two months, probably the best way to look at that.

MARTY MALLOY:	Are there any significant liquidated damages that we should be concerned about if that flips further in schedule?

PHIL ASHERMAN:	Well, ultimately, I suppose.

Right now, we are all just working towards to getting this plant ready for first gas, and we are working closely with both owners on Isle of Grain and South Hook.

If we had felt that that had been a probability, we certainly would have added that to our cost numbers. Right now, we don’t see that.

MARTY MALLOY:	And then I think I heard that there is about $3 billion that you have booked year to date in terms of new awards, and at the end of the second quarter, it said about $2.5 billion. So does that mean in the third quarter, you have booked about a half-a-billion dollars?

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

RON BALLSCHMIEDE:	Maybe a little bit more than that.

PHIL ASHERMAN:	Yeah. I think it’s closer to 9.

RON BALLSCHMIEDE:	Yeah, $800 million probably. We are still working on those numbers.

You probably didn’t notice. We didn’t have a major award announcement in the third quarter. However, if you looked at our history, you would see about 30 percent of our business, 30 percent of the $6.5 billion targeted, and like this, probably more comes in from singles and doubles, and that is what we have seen in the quarter. That runs somewhere, depending on the quarter, three-quarters of a billion to a billion dollars every quarter on nice work for us in that $25 million to $40-million range.

MARTY MALLOY:	Thank you.

PHIL ASHERMAN:	Okay, Marty.

OPERATOR:	Your next question comes from the line of John Rogers with D.A. Davidson.

PHIL ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. Good afternoon.

I’m sorry to ask this again, but could you go through the schedule for South Hook? I mean in terms of exactly when it finishes off completely.

PHIL ASHERMAN:	Okay. Words like “exactly” worry me a bit, but let me just tell you what we know today.

When we did the forecast on second quarter, we had it ready for first gas, and do you understand what that terminology means?
JOHN ROGERS:	Yeah.

PHIL ASHERMAN:	Okay. And we were looking at the end of September.

Now we are saying with what we are seeing in terms of the impacts that we have had during this quarter and additional cost as related to shifting that

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

schedule to the right, we are targeting an aggressive date of mid November for that activity and the possibility of extending that to the first — two more weeks to the first week of December, and if that were true, that would mean approximately a two-month slip in the overall schedule.

Now, what that means is the concentration of spend, probably 95 percent of the remainder of the cost of the job is concentrated in those months, and then after that, it really goes off the chart as far as nominal cost until the end of the job. That just means finish down a couple tanks and some associated systems.

JOHN ROGERS:	And the remaining tanks, wasn’t there some piping and things that had to be done?

PHIL ASHERMAN:	There is, but when we get this other, we have got the jetty done, the tank done, the send-out systems. So that is the bulk of the work.

I don’t want to minimize the effort. I am just saying in terms of cost, it is really finishing up the tanks and towards the back end of next year.

RON BALLSCHMIEDE:	And that is predominantly a self-perform work as opposed to the subcontractors working in installation and E&I, et cetera. So, after the first gas, it becomes a much greater percentage of self-perform.

JOHN ROGERS:	Okay. And then on Golden Pass, when do you expect to be able to resume work there?

PHIL ASHERMAN:	Well, we have resumed, but on a very limited basis. Originally, we were scheduled to complete May — May 10? I will get the number. And we were actually ahead of schedule, and it was going well.

All I can tell you is that what we have seen so far, assessment of work that has to be completed, we would like to give you an exact number, but we just don’t know yet. But we are talking in terms of a month to add to that duration.

JOHN ROGERS:	Okay. Months?

PHIL ASHERMAN:	Months.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

JOHN ROGERS:	Okay, okay. So that would still get us into third quarter, maybe second half of —

RON BALLSCHMIEDE:	I think full completion was towards the end of ‘09. Pre this, we were going to beat that date by some, pre the hurricane.

PHIL ASHERMAN:	What was it?

RON BALLSCHMIEDE:	It was full completion December.

PHIL ASHERMAN:	December, yeah.

JOHN ROGERS:	Okay.

RON BALLSCHMIEDE:	‘09.

PHIL ASHERMAN:	‘09.

RON BALLSCHMIEDE:	Obviously, the first load of gas came in quite a bit before that.

JOHN ROGERS:	Okay. And then where are you seeing some risk of slippage in overall projects? You mentioned the one refinery, but is it primarily refinery work? Is it LNG work? I am just trying to get a sense.

PHIL ASHERMAN:	For the one we talked — well, we talked about two things. We said one job that has been canceled because it was dependent on project finance, that was an independent refiner that we had in our original sales forecast, and that is the one job that we can definitely confirm that it has been definitely delayed.

JOHN ROGERS:	Okay.

PHIL ASHERMAN:	Okay? That was the one we talked about.

The other one, and we talk about it normally this time of year, the large elephant-type project. Normally in previous years it has been an LNG job, but this one is a refinery that we have been talking about in South America that we have been working on for the past year.

We have got every confidence that we are going to be able to get that signed up and in backlog before the end of the calendar year, but always the caveat is

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

sometimes those, just the activities around that slips that a bit, but we don’t see any real risk right now in terms of that becoming part of our backlog.

RON BALLSCHMIEDE:	And we have some nice prospects for LNG also in the fourth quarter, but LNG has always been the same. It is very hard to predict when those orders finally come home, and we haven’t seen that change at all at this point in time. So, hopefully, we sign up the ones that are out there.

PHIL ASHERMAN:	Yeah.

JOHN ROGERS:	Okay, great. That helps. Thank you.

PHIL ASHERMAN:	Okay.

OPERATOR:	Your next question comes from the line of Joe Gibney with Capital One.

PHIL ASHERMAN:	Hello, Joe.

JOE GIBNEY:	Good afternoon, everybody. How are you doing?

PHIL ASHERMAN:	Good.

JOE GIBNEY:	I just want to follow up on a couple of issues. Ron, a question for you. You mentioned full compliance with your covenants. Is it still your guidance there for $16 million to $18 million in net financing charges for the year? Is that still your guidance coming out of last quarter?

RON BALLSCHMIEDE:	Yes. In fact, I think we are certainly out-performing ourselves a little bit from a cash flow standpoint, but I will give you those details in a couple weeks.

JOE GIBNEY:	Okay. That’s helpful.

And just to circle around on Golden Pass relative to the push-out on the ongoing assessment, you indicated structural, all the tanks intact. What is the push now as you are undergoing some of this further assessment? Is it lingering supply chain issues? Is it simply site restoration, personnel displacement? Could you give a little color there?

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

PHIL ASHERMAN:	Yeah. Currently, right now, we have about 200 people that are actually working on the project. We have got our management team intact, the owner’s team working with our team to go through the assessment, certainly what’s insured, warranty issues. You can imagine the number of what you term as “supply chain issues” on that, equipment that has to be, if not reconditioned, perhaps in some cases rebought, repurchased rather, as well as some of the structural issues, and damage by saltwater. So it is all the above, but they are working diligently on that.

I don’t have an estimate, nor have we been able to provide one yet to the owner.

Our position right now is essentially on a reimbursable basis for that work, for that assessment, and then we will have to see how we go forward as some of these costs and schedule impacts are reset.

JOE GIBNEY:	Okay. Appreciate it.

Last one, any update yet on PDM? You guys are going to give a little update here on the upcoming call or any further color as we speak today?

PHIL ASHERMAN:	Well, I would love to.

As we said in I think our last announcement, we have submitted our information to the FTC. We have been in a public comment period.

RON BALLSCHMIEDE:	Actually, it ended yesterday.

PHIL ASHERMAN:	And to our knowledge, no comment. So we are hopeful that we will be able to get that announced here soon. So we are hopeful.

JOE GIBNEY:	All right. Appreciate it, guys.

RON BALLSCHMIEDE:	At the pace of the regulators at this point in time.

JOE GIBNEY:	Sure. I’ll turn it back. Thanks.

PHIL ASHERMAN:	Okay. Thanks, Joe.

CB&I
Moderator: Philip Asherman
October 16, 2008/5:00 PM ET

Stephanie, I think that was the last one.

OPERATOR:	At this time, we have reached the allotted time for questions. Mr. Asherman, do you have any closing remarks?

PHIL ASHERMAN:	I would like to thank every one for joining us this afternoon. It has been a challenging year. We will continue to provide whatever information we can as we progress. Again, we remain extremely confident in our backlog, excluding these U.K. issues that we talked about, and we will talk more descriptively about that in our earnings call in a couple weeks, as well as our new awards.

So thank you for your time this afternoon, and we will talk to you again very soon.

OPERATOR:	Thank you. This concludes today’s conference call. You may now disconnect.
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